China National Medical Products Administration Approves BeiGene’s Tislelizumab for Patients with Classical Hodgkin’s Lymphoma Who Have Received at Least Two Prior Therapies

•	Second BeiGene-discovered drug to receive regulatory approval, first in China

•	Tislelizumab is an anti–PD-1 antibody specifically designed to minimize binding to FcyR on macrophages
BEIJING, China and CAMBRIDGE, Mass., December 27, 2019 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that its anti-PD-1 antibody tislelizumab has received approval from the China National Medical Products Administration (NMPA) as a treatment for patients with classical Hodgkin’s lymphoma (cHL) who have received at least two prior therapies. The new drug application (NDA) was previously granted priority review by the NMPA. Following the recent approval of BRUKINSA™ (zanubrutinib) by the U.S. Food and Drug Administration (FDA), tislelizumab is BeiGene’s first drug approved in China.
Developed by BeiGene scientists, tislelizumab is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcyR, which is believed to play an essential role in activating phagocytosis in macrophages to minimize its negative impact on T effector cells.
“We’ve been working to develop improved therapies for cancer patients around the world. The discovery of immunotherapy revolutionized the cancer treatment paradigm and has since brought new treatment options and hope to people with cancer,” commented John V. Oyler, Chairman, Co-Founder, and CEO of BeiGene. “Tislelizumab is a differentiated anti-PD-1 antibody and has demonstrated encouraging clinical efficacy and safety in patients with relapsed/refractory cHL. We look forward to its further development in a broad array of solid tumors and hematological malignancies.”
Professor Jun Zhu, M.D., Ph.D., Director of the Lymphoma Department at Beijing Cancer Hospital commented, “Anti-PD-1 antibodies are becoming a new treatment option for lymphoma patients. With a complete response rate of more than 60%, BeiGene’s tislelizumab has demonstrated significant efficacy and a good safety profile as a monotherapy in patients with relapsed/refractory cHL. The approval of tislelizumab will bring a meaningful treatment option for those patients with cHL in China.”
“Currently, BeiGene is conducting 15 registration-enabling clinical trials to evaluate tislelizumab in 23 countries and regions globally in prevalent cancer types such as lung,

liver, esophageal and gastric cancers, with over 4,800 patients enrolled to date in its broad development program. We are grateful to the dedicated clinicians and particularly the patients who participated in these clinical studies,” said Wendy Yan, Senior Vice President and Global Head of Regulatory Affairs at BeiGene.
In addition, a supplementary new drug application (sNDA) for tislelizumab in patients with previously treated locally advanced or metastatic urothelial carcinoma has been accepted and granted priority review by the Center for Drug Evaluation (CDE) at the NMPA.
Tislelizumab is a biologic product approved under the Marketing Authorization Holder (MAH) pilot program in China, and will be manufactured by Boehringer Ingelheim at its facility in Shanghai as the commercial supplier. Established in 1885, Boehringer Ingelheim has over 35 years of biotechnology experience, and with more than 3,600 employees and a global network its contract biopharmaceutical manufacturing business has helped to bring more than 30 molecules to the market globally.
The NMPA approval is based on the clinical results from a single-arm, multi-center, pivotal Phase 2 trial BGB-A317-203 (NCT03209973). Among the patients who were evaluable for responses, with a minimum follow-up of 12 months and a median follow-up of 14 months, the independent review committee (IRC)-assessed objective response rate (ORR) was 76.9% and the complete response (CR) rate was 61.5%.
In the R/R cHL trial BGB-A317-203, the most common adverse reactions (≥ 10%) reported were pyrexia, hypothyroidism, weight increase, pruritus, decreased white blood cell count, upper respiratory tract infection, increased alanine aminotransferase (ALT), rash, decreased neutrophil count, cough, fatigue, and increased blood bilirubin. Grade 3 and above adverse reactions occurring in ≥ 2% of patients included pneumonitis, weight increase, severe skin reactions and hypertension. There was no fatal adverse reaction case reported from BGB-A317-203.
Like other immune checkpoint inhibitors, tislelizumab could cause immune- related adverse events (irAE) that mainly include pneumonitis, diarrhea and colitis, hepatitis, endocrinopathies (hypothyroidism, hyperthyroidism and other thyroid disorders, adrenocortical insufficiency, hyperglycemia and type 1 diabetes mellitus) and skin adverse reactions. Occasionally, nephritis, pancreatitis, myocarditis and other irAE were also reported.
The recommended dose of tislelizumab is 200 mg administered as an intravenous infusion every three weeks, until disease progression or intolerable toxicity.

BeiGene is currently working with Boehringer Ingelheim to prepare for the commercial supply to launch of tislelizumab in China.
About Classical Hodgkin’s Lymphoma
Hodgkin’s lymphoma is a group of malignancies that affects the lymph nodes and the tissues of the lymphatic system. The most common form is classical Hodgkin’s lymphoma (cHL), which accounts for 95% of all Hodgkin’s lymphoma incidences1. It is most commonly diagnosed in young adults between the ages of 15 and 35 and in older adults over age 552. Enlarged lymph nodes are typically the initial symptom, but cancer cells can be detected in liver, spleen, and bone marrow in late stage disease. Although first-line chemo-radiotherapy has demonstrated significant improvement in the survival of patients with cHL, patients with primary refractory disease (approximately 5-10%) or those who relapse after responding to initial treatment (approximately 10-30%), usually have poor prognosis and traditional treatments have shown limited efficacy, representing an unmet medical need.
About Tislelizumab
Tislelizumab (BGB-A317) is a humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.
Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for patients with classical Hodgkin’s lymphoma who received at least two prior therapies. A supplemental new drug application (sNDA) for tislelizumab in patients with previously treated locally advanced or metastatic urothelial carcinoma has been granted priority review by the Center for Drug Evaluation at the NMPA and is currently under review.
Tislelizumab will be manufactured by Boehringer Ingelheim at its facility in Shanghai as the commercial supplier. Following required qualifications and approvals, BeiGene plans to provide additional commercial supply through its commercial-scale biologics manufacturing facility in Guangzhou, which completed its initial phase of construction in September this year.

Tislelizumab is being studied in a broad clinical program as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. Currently, 15 registration-enabling clinical trials are being conducted in China and globally, including 11 Phase 3 trials and four pivotal Phase 2 trials.
Tislelizumab is not approved for use outside China.
About the Tislelizumab Clinical Program
Clinical trials of tislelizumab include:

•	Phase 2 trial in patients with locally advanced or metastatic urothelial bladder cancer (NCT04004221);

•	Phase 3 trial in patient with locally advanced or metastatic urothelial carcinoma (NCT03967977);

•	Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with non-small cell lung cancer (NSCLC; NCT03358875);

•	Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);

•	Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);

•	Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);

•	Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);

•	Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);

•	Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);

•	Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);

•	Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);

•	Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);

•	Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889);

•	Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).
About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 3,000 employees in the United States, China, Australia, and Europe; BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. In the United States, BeiGene markets and distributes BRUKINSA™ (zanubrutinib) and in China, the Company has received approval to market its anti-PD-1 antibody tislelizumab and markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) under a license from Celgene Logistics Sarl, a Bristol-Myers Squibb company.3
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s plans and expectations for the commercialization of tislelizumab, the potential implications of clinical data for patients, BeiGene’s further advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact Craig West +1 857-302-5189 ir@beigene.com	Media Contact Liza Heapes or Vivian Ni +1 857-302-5663 or +1 857-302-7596 media@beigene.com

1 Weber JS, D’Angelo SP, Minor D, et al. Lancet Oncol. 2015;16(4):375-384. doi:10.1016/S1470-2045(15)70076-8
2Ansell SM. Am J Hematol. 2012;87(12):1096-1103. doi:10.1002/ajh.23348
3 ABRAXANE® is registered trademark of Abraxis Bioscience LLC, a Bristol-Myers Squibb company; REVLIMID® and VIDAZA® are registered trademarks of Celgene Corporation, a Bristol-Myers Squibb company.